Exhibit 10.4.1

CONFIDENTIAL TREATMENT REQUESTED UNDER RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

NON CLINICAL AND CLINICAL MANUFACTURING AGREEMENT

This Clinical Manufacturing Agreement (“Agreement”) is entered into on July 11, 2010 by and between:

MacroCure Ltd., a company incorporated under the laws of the State of Israel with a place of business 9 Bareket Street, Kiryat Matalon, Petach Tikva 49205, Israel), hereinafter referred to as “MacroCure”.

And,

The American National Red Cross, Penn-Jersey Region, a non-profit and charitable corporation chartered by an act of Congress, with a place of business at 700 Spring Garden Street, Philadelphia, PA 19123, hereinafter referred to as “ARC”.

MacroCure and ARC are hereinafter referred to individually or collectively as the “Parties” and individually as a “Party”.

WHEREAS

The ARC is the single largest supplier of blood in the United States and has designed policies and procedures to meet the guidelines and standards of the American Association of Blood Banks and the Food and Drug Administration.

The ARC has accredited facilities and competent staff to manufacture the Batches and/or Products (as such capitalized terms are defined below)--pursuant to MacroCure Specifications and Procedures, and pursuant to cGMP, cGTP, and cGCP, at ARC’s FDA (as all such capitalized terms are defined below) facility located at Penn Jersey Philadelphia, PA. Such facility is registered pursuant to 21 CFR Part 1271.27(b) as a Human Cell, Tissues and Cellular and Tissue-Based Products (HCT/P) Registered Establishment (Facility).

MacroCure is a biotechnology company focused on the development and commercialization of advanced cell therapy products focused in the arena of wound care.

MacroCure currently manufactures and markets its lead product, the Product, under the trade name CureXcellTM, in Israel for hard-to-heal wound treatment.

MacroCure intends to conduct clinical trials to obtain market approval for the Product, in various locations around the world including North America.

IN CONSEQUENCE WHEREOF THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1:	DEFINITIONS

For the purpose of this Agreement, the following words and phrases shall have the following meanings:

1.1. “Affiliate(s)” shall mean an entity or person which controls, is controlled by or is under common control with either Party. Control shall mean (a) the direct or indirect ownership of more than one-half of the stock or participating shares entitled to vote for the election of directors of a corporation or a comparable ownership in any other type of entity, or (b) the power to direct the management and policies of an entity, whether by contract or otherwise. The terms “controlled by” or “under common control” shall have the meanings correlative to the foregoing.

1.2. “Agreement” shall mean this Clinical Manufacturing Agreement, all amendments to this Agreement, and all exhibits and schedules to this Agreement, whether now attached or attached following the Effective Date by mutual consent of the parties.

1.3. “ARC Background Rights” means any and all intellectual property rights that are (a) owned or controlled by ARC prior to the Effective Date, or (b) owned or controlled by ARC after the Effective Date and developed other than in the performance of the Services under this Agreement and without use of MacroCure’s Confidential Information, proprietary technology, materials or know-how.

1.4. “Batch(es)” shall mean a clinical production of cells derived from a single blood unit in accordance with the Specifications and Procedures (as such terms are defined below) which shall be divided into smaller units (i.e. Products). For clarification purposes, a Batch can result in one or more Products.

1.5. “Product” shall mean one or more CureXcell final product(s) that is derived from a single Batch by the ARC and could be intended for clinical administration to a patient in the Clinical Trials.

1.6. “Manufacturing Order” means the manufacturing order provided by Macrocure or its designate to the ARC, either directly or through a third party (such as a CRO) hereunder requesting the manufacture of a Product and setting forth the Investigation Center requesting such Product.

1.7. “Clinical Trial” shall mean a human trial for clinical development of the Product in North America sponsored by MacroCure

1.8. “Confidential Information” shall mean all confidential and proprietary material and information received by one Party from the other Party or its Representative, including but not limited to:

?	business and financial information;
?	methods of production, manufacturing and diagnostic testing;
?	unpublished results (i.e. text, graphics or numerical data) from scientific work; and
?	any other document or data received in written, printed, electronic, oral, or any other form.

For the avoidance of doubt, the Macrocure Background rights and any Improvements shall be considered Confidential Information of MacroCure, notwithstanding the fact that any such Improvements may have actually been received from ARC.

1.9. “Current Good Manufacturing Practices” or “cGMP(s)” shall mean the good manufacturing practices required by the FDA (as set forth in the United States Code of Federal Regulations Title 21 (21 CFR 210, 211, 600 and 610)) and set forth in the Federal Food, Drug and Cosmetic Act and the FDA regulations, policies or guidelines in effect at a particular time for the manufacturing, testing and quality control of biological or cell therapy materials or blood or blood components that are reasonably related to the Clinical Trial. If additional standards are intended to apply to this Agreement, they will be incorporated into the Specifications, the Quality Agreement or any other written agreement mutually agreed to by the Parties. The Parties agree that in the event that any Regulatory Authority having jurisdiction over the subject matter of this agreement imposes manufacturing standards, above the standards that are established on the Effective Date (as defined below), which materially raise the cost of producing the Batches (the “New cGMP Standards”), ARC shall notify MacroCure of such cost increase and should MacroCure agree in writing to the implementation of the New cGMP Standards, ARC shall have the right to pass such costs along to MacroCure, at the cost including directly applicable administrative and overhead costs to the ARC (“G&A Expenses”) but with no markup. If the changes are required by or for MacroCure in accordance with the foregoing and by or for any other clients of the ARC, the actual cost to ARC of the implemention of the New cGMP Standards (with no markup) shall be allocated between all such clients (including MacroCure) in an equitable manner. The G&A Expenses, in any event, shall not exceed, ***** of the actual increase in the cost of production (excluding any applicable administrative and overhead costs).

1.10. “Current Good Clinical Practices” or “cGCP(s)” shall mean current Good Clinical Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 C.F.R) as may be amended from time to time and any and all systems required to meet compliance therewith. If additional standards are intended to apply to this Agreement, they will be incorporated into the Specifications, the Quality Agreement or any other written agreement mutually agreed to by the Parties. The Parties agree that in the event that any Regulatory Authority having jurisdiction over the subject matter of cGCP standards, imposed standards applicable to Good Clinical Practices above the applicable standards that are established on the Effective Date (as defined below), which materially raise the cost of producing the Batches (the “New cGCP Standards”), ARC shall notify MacroCure of such cost increase and should MacroCure agree in writing to the implementation of the New cGCP Standards, ARC shall have the right to pass such costs along to MacroCure, at the cost including directly applicable G&A Expenses to the ARC, but with no markup. If the changes are required by or for MacroCure in accordance with the foregoing and by or for any other clients of the ARC, the actual cost to ARC of the implementation of the New cGCP Standards (with no markup) shall be allocated between all such clients (including MacroCure) in an equitable manner. The G&A Expenses, in any event, shall not exceed ***** of the actual increase in the cost of production (excluding any applicable administrative and overhead costs).

1.11. “Current Good Tissue Practices” or “cGTP(s)” shall mean Current Good Tissue Practice regulations, as set forth in the United States Code of Federal Regulations Title 21 (21 CFR as may be amended from time to time, and any and all systems required to meet compliance therewith. If additional standards are intended to apply to this Agreement, they will be incorporated into the Specifications, the Quality Agreement or any other written agreement mutually agreed to by the Parties. The Parties agree that in the event that any Regulatory Authority having jurisdiction over the subject matter of cGTP standards, imposed standards applicable to Good Tissue Practices above the applicable standards that are established on the Effective Date (as defined below), which materially raise the cost of producing the Batches (the “New cGTP Standards”), ARC shall notify MacroCure of such cost increase and should MacroCure agree in writing to the implementation of the New cGCP Standards, ARC shall have the right to pass such costs along to MacroCure, at the cost including directly applicable G&A Expenses, but with no markup. If the changes are required by or for MacroCure in accordance with the foregoing and by or for any other clients of the ARC, the actual cost to ARC of the implementation of the New cGTP Standards (with no markup) shall be allocated between all such clients (including MacroCure) in an equitable manner. The G&A Expenses, in any event, shall not exceed ***** of the actual increase in the cost of production (excluding any applicable administrative and overhead costs).

1.12. “Effective Date” shall mean July          , 2010.

1.13. “MacroCure Background Rights” means any and all intellectual property rights that are (a) owned or controlled by MacroCure prior to the Effective Date, or (b) owned or controlled by MacroCure after the Effective Date and developed other than in the performance of the Services under this Agreement and without use of ARC’s proprietary technology, materials or know-how as well as any IP which might be independently or jointly developed during the performance of Services under this Agreement (including without limitation Improvements).

1.14. “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.15. “FD&C Act” means the Federal Food, Drug and Cosmetic Act, as amended from time to time.

1.16. “Force Majeure” shall mean an occurrence which prevents or delays the performance by such Party of any of its obligations hereunder which are beyond the reasonable control of such party and could not have been prevented by such party, such as any act of God, flood, fire, or war, revolution, civil commotion, acts of public enemies, terrorism, blockage or embargo, or any law, order, directive, ruling or proclamation of any government, including but not limited to the FDA (other than New cGMP Standards, New cGTP Standards and/or New cGCP Standards), interruption of or delay in transportation, strike or labor disruption

1.17. “Improvements” means all patentable or non-patentable inventions, discoveries, technology, information (of any type whatsoever), results, methods, processes, technical information, knowledge, experience, know-how or other intellectual property discovered, produced, conceived, or reduced to practice by the ARC or its personnel, either alone or jointly with MacroCure or its personnel, in, or as a result of, the performance of Services or as a result of any information provided to the ARC by MacroCure or its Representatives.

1.18. “Investigation Center” means a clinical trial site that is conducting a Clinical Trial on behalf of MacroCure.

1.19. “Materials” shall mean equipment and materials provided by MacroCure or equipment and materials purchased by ARC on behalf of MacroCure (the cost of which MacroCure reimbursed to ARC) to be utilized by ARC for purposes of manufacturing of the Batches and/or Products under this Agreement. As of the Effective Date, such Materials are as follows:

*	Clinical Hematology Analyzer that meets MacroCure’s Specification

*	Whole blood and /or plasma and leukocyte preparation

*	Antibodies used for the QC testing.

*	Reagents for the Clinical Hematology Analyzer

*	The 5-bag set.

*	The Product-bag set.

The Parties, may, by written consent, change (by adding or subtracting) materials from the above list.

1.20. a. “Procedure(s)” shall mean (i) all MacroCure’s manufacturing and operating procedures and specifications for manufacturing, testing, and release of the Batches. It is MacroCure’s sole responsibility to promptly provide ARC with the Procedures originating from Macrocure in writing and any updates as they occur. Some standard Procedures which are associated with Macrocure’s manufacturing process may originate from the ARC. The Parties acknowledge and understand that the final Procedures will be finalized during the Test Period and memorialized in a Quality Agreement and the Parties acknowledge that the Procedures shall be changed if required in order to comply with specifications and procedures approved by the FDA in MacroCure’s New Investigational Drug Application relating to the Product.

b. “Product Procedure(s)” shall mean (i) all MacroCure’s manufacturing, quality control and operating procedures and specifications for manufacturing the Product from the Batches including without limitation labeling and packaging specifications, as may be changed by MacroCure from time to time so long as these changes do not materially alter the cost or obligations of ARC, and (ii) all other applicable laws, rules and regulations.

1.21. “Quality Agreement” shall mean a separate agreement between the Parties that defines the collaborative systems and processes by which a MacroCure and ARC will partner to manage the quality aspects of Product manufacturing

1.22. “Regulatory Approval” means any approvals (including supplements, amendments, pre- and post-approvals and pricing approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of the Products in a regulatory jurisdiction.

1.23. “Regulatory Approval Application” means an application for Regulatory Approval or to conduct a clinical trial in a regulatory jurisdiction.

1.24. “Regulatory Authority” means any federal, state or local regulatory agency, department, bureau or other governmental entity, including the FDA that is responsible for issuing any Regulatory Approvals in a regulatory jurisdiction.

1.25. “Representatives” shall mean, with respect to a Party to this Agreement, the respective officers, directors, employees, and agents of such Party and of such Party’s Affiliates.

1.26. “Specifications” shall mean the product specifications set out in Quality Agreement and other materials specifications for materials used in the performance of the Services and Procedures under this Agreement and/or the Quality Agreement to be entered into between the Parties hereto. The Parties hereto acknowledge that the Specifications shall be changed if required in order to comply with the specifications approved by the FDA in the New Investigational Drug Application relating to the Product.

1.27. “Third Party” shall mean any person other than a Party and such Party’s Representatives and Affiliates.

ARTICLE 2:	PURPOSE OF THE AGREEMENT

2.1. Purpose. The purpose of this Agreement is to set forth the terms and conditions under which ARC shall manufacture Batches for MacroCure to set up a Clinical Trial and provided the Services (as defined below).

ARTICLE 3:	ADDITIONAL AGREEMENTS

3.1. Additional Agreements. The Parties agree that contemporaneously with the execution of this Agreement, the parties shall enter into an agreement for the supply of qualified Source leukocyte and plasma (the “Supply Agreement”). The parties hereto acknowledge that notwithstanding the fact that ARC and MacroCure shall enter into two separate agreements (i.e. this Agreement and the Supply Agreement), ARC shall be fully responsible, under this Agreement for the entire manufacturing process of the Batches and the Products, commencing upon the donation of the blood and the supply of the leukocyte and plasma, through the manufacturing of the Batches and the Products until the delivery of the Products to the carrier designated by MacroCure, and in accordance with the delivery times specified in the relevant Manufacturing Order (subject to the provisions of Section 3 of Exhibit 1 attached hereto regarding any extra payment) Notwithstanding the foregoing, ARC shall not be responsible in the event of any negligent act or omission of MacroCure relating to the Services (including errors and omissions in the Specifications and/or Procedures supplied by MacroCure to ARC which were followed by ARC) The Parties hereto further acknowledge, that notwithstanding anything herein to the contrary, for the purposes of this Agreement, MacroCure shall have the right to source and supply leukocyte and plasma (or other similar starting materials) from a source which is not ARC, and the terms and conditions of this Agreement shall continue to apply.

The execution and effectiveness of this Agreement is subject to the negotiation and execution of (i) a Supply Agreement and (ii) a Quality Agreement, to be entered into between the Parties hereto with respect to the Batches and the Products.

ARTICLE 4:	SERVICES

4.1. Performance. The Services shall be performed by such ARC staff as necessary for the performance of the Services, and only in ARC’s Penn Jersey Region facility in Philadelphia, PA, which is registered pursuant to 21 CFR Part 1271.27(b) as a Human Cell, Tissues and Cellular and Tissue-Based Products (HCT/P) Registered Establishment (the “Approved Facility”) in accordance with the terms and conditions of this Agreement. In performing the Services, the ARC shall diligently and competently perform its duties under this Agreement. ARC shall comply with all relevant regulatory standards set by the relevant Regulatory Authorities related to preparation of a cell based product for a Phase III clinical trial, which efforts should be applied and maintained throughout the entire manufacturing procedure, including without limitation production, inventory, analysis, maintenance and monitoring of production facility and equipment, packaging for shipment and proper documentation The Parties shall agree upon an approved list of personnel to perform the Services. Any change to the approved personnel must be approved in advance and in writing by MacroCure. This list will be included in the Quality Agreement.

4.2. Scope. The ARC shall provide the Services set forth on Schedule A (as such Schedule may be amended from time to time by mutual written agreement of the Parties, the “Services”), without derogating from the ARC’s obligation to implement any changes required in order to comply with any standards set by the relevant Regulatory Authorities, including without limitation, those imposed by the FDA, in connection with New cGMP Standards, New cGTP Standards and New cGCP and the Quality Agreement (as such terms are defined above).

4.3. Title to the Batches/Products. Title to any Batch, Products and works in process hereunder will remain with MacroCure at all times. The responsibility for risk of loss to the Batches, Products and Materials, shall only be transferred to MacroCure upon the delivery of the applicable Product to the carrier designated by MacroCure (FOB).

4.4. Supply of the Materials by MacroCure and ARC. MacroCure shall be required to supply only the Materials, without derogating from ARC’s obligations to supply any other materials necessary for ARC to perform the Services which shall be the sole responsibility of ARC. For the avoidance of doubt, upon qualification of a certain supplier of a Material (hereinafter, a “Material Supplier”), as specified below, ARC shall be required to provide the applicable Material (provided that MacroCure shall reimburse ARC for the actual costs of such Material).

Following the execution of this Agreement, and from time to time thereafter, ARC shall, at MacroCure’s request, use best efforts to qualify as soon as possible, any Material Supplier, according to ARC’s internal procedures. The Parties hereby agree that until such qualification by ARC of a Material Supplier, the applicable Material shall be provided by MacroCure. Following the qualification of such Material Supplier by ARC, ARC shall purchase the applicable Material directly from such Material Supplier and MacroCure shall reimburse the actual cost of such Materials to ARC. To the extent possible, MacroCure shall, upon the qualification of each Material Supplier, assign to ARC, all rights of MacroCure vis-a-vis such Material Supplier under any warranties, representations, indemnification and maintenance and support, applicable to the Material purchased by MacroCure from such Material Supplier before such qualification of the Material Supplier by ARC.

4.5. Use. The Materials (i) shall be used by the ARC exclusively for the Services in accordance with this Agreement and all applicable laws, rules and regulations, and (ii) shall while in the care, custody and control of ARC remain solely under the control of the ARC. The ARC shall not use the Materials for any purpose other than for the purposes of this Agreement The ARC shall not provide the Materials to, or use the Materials for the benefit of, any Third Party other than to the ARC’s staff who need such Materials to perform the Services. ARC shall not impose or cause to be imposed on any of the Materials any pledge, hypothecation, security interest, encumbrance, restriction, claim, lien, lease or charge or Third Party right of any kind whatsoever.

4.6. Care. The ARC shall be diligent in the proper care of the Materials and shall store and maintain the Materials, all as prescribed by the Procedures. MacroCure may charge the ARC for the reasonable costs of the Materials damaged by the negligence of ARC. For the avoidance of doubt, this shall not include normal wear and tear to the Materials nor any consumption of the Materials in the use of the Materials in ARC’s performance of the Services in accordance with this Agreement. The ARC promptly shall notify MacroCure of any defects in any Materials supplied by MacroCure upon learning of such defects in the Material.

4.7. Ownership. The ARC hereby acknowledges and agrees that MacroCure is the sole owner of the Materials, regardless of whether or not the Materials were purchased by MacroCure or purchased by ARC on behalf of MacroCure. The Parties hereby expressly agree that the transfer of and right to use the Materials, as granted under this Agreement, shall not, under any circumstances, be construed, either expressly or implicitly, as a sale of the Materials or an option or license in or to any rights, title or interest in or to the Materials supplied by MacroCure hereunder or purchased by ARC on behalf of Macrocure hereunder. The Materials should not be used by or provided to any third party.

4.8. Maintenance of Equipment. ARC shall handle, maintenance and replacement, if necessary, of all equipment provided by MacroCure hereunder or purchased by ARC on behalf of MacroCure in accordance with this Agreement. ARC shall be entitled to invoice MacroCure for the actual costs incurred by ARC in connection with the maintenance of such equipment, as a pass through cost including directly applicable sourcing, G&A Expenses (which such sourcing and G&A Expenses shall in no event exceed 5% of the actual pass through cost), with no markup. The maintenance and replacement of all other equipment required for the manufacture of the Batches and/or Products under this Agreement shall be handled by ARC, at ARC’s sole cost and expense. With respect to any Material provided by MacroCure, MacroCure shall use all reasonable efforts to enable ARC to act on MacroCure’s behalf in handling, maintaining and replacing all Materials supplied by MacroCure (the Material Supplier of which has not yet been qualified by ARC), by authorizing all maintenance and enforcing representations, warranties and indemnification provisions. Maintenance of such equipment shall adhere to cGMP standards.

ARTICLE 5:	DISCLAIMERS AND LIMITATION AND CAP ON LIABILITY

5.1.  DISCLAIMERS

A. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED HEREIN ALL MATERIALS PROVIDED BY MACROCURE ARE PROVIDED “AS IS” AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, MACROCURE HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS, WARRANTIES, CONDITIONS OR OTHER TERMS, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO THE MATERIALS, INCLUDING ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

B. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED HEREIN ARC HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL REPRESENTATIONS, WARRANTIES, CONDITIONS OR OTHER TERMS, WHETHER WRITTEN OR ORAL, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING ANY REPRESENTATION OR WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

5.2. LIMITED LIABILITY. NEITHER PARTY SHALL BE LIABLE FOR AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, LOST PROFITS, OR PUNITIVE DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT IN THE EVENT OF WILFULL OR FRAUDULENT MISCONDUCT, OR IN THE EVENT OF BREACH OF A PARTY’S CONFIDENTIALTY OBLIGATIONS UNDER ARTICLE 10 BELOW.

5.3. CAP ON LIABILITY IN NO EVENT SHALL ANY FINANCIAL LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT EXCEED 100% OF THE CUMULATIVE AMOUNT PAID BY MACROCURE TO ARC UNDER THIS AGREEMNT AND THE SUPPLY AGREEMENT, EXCEPT IN THE EVENT OF WILLFUL MISCONDUCT OR FRAUD OR IN CONNECTION WITH A PARTY’S INDEMNFICIATION OBLIGATION FOR INFRINGEMENT OF INTELLCTUAL PROPERTY, OR IN THE EVENT OF BREACH OF THE CONFIDENTIALITY UNDERTAKINGS OF A PARTY UNDER ARTICLE 10 BELOW.

ARTICLE 6:	Training/Steering Committee and PIP

6.1. Training. The ARC shall only use staff trained by MacroCure to perform the Services. The training to be provided by MacroCure is specified in Schedule A. ARC shall ensure that each person engaged in performing the Services has appropriate education and training for the tasks performed by such individual. ARC shall be responsible for ensuring that the qualifications and training of all staff involved in the Services is documented and such qualification/training is appropriately maintained. The ARC shall require all staff to comply with terms and conditions of this Agreement and except to the extent otherwise limited in this Agreement shall be liable for any noncompliance of such staff with such terms and conditions. After completion of the training described in this Section 6.1, the assigned ARC staff shall be immediately available for performing the Services and shall have all the required skills, qualification and authorization necessary to perform the Services, provided that MacroCure has supplied the training required to be provided by MacroCure as further specified in Schedule A and MacroCure shall have provided the Materials to the ARC for the performance of such Services or shall have reimbursed ARC for the cost of such Materials, in accordance with Section 4.4. above, purchased by ARC on behalf of MacroCure.

The ARC shall draw up reports on the performance of the Services and outline the results obtained from the services on a regular basis all as more fully provided in the Quality Agreement.

6.2. Steering Committee. The Quality Agreement shall include provisions relating to the formation of a Steering Committee, the structure thereof and provisions relating to the authority and responsibility of the Steering Committee.

6.3. Person in the Plant. During the term of this Agreement, ARC will enable a representative of MacroCure to serve, on Marcocure’s behalf, as a “Person in the Plant” (PIP) at the Approved Facility, who will be allowed to follow and monitor ARC activities in connection with the Services provided hereunder and ARC shall make all the appropriate arrangements to accommodate such PIP. The PIP shall be able to perform real time observation of any stage in the production, testing, packaging, QA release, and shipment and all other related activities. During such inspection, the ARC shall provide access to its manufacturing, quality control and all other relevant documentation and records relating to the Batches and Products and shall cooperate with such representatives in a reasonable manner. The PIP shall be designated by MacroCure from time to time. It is understood that the PIP is present in an observer capacity only and that the PIP shall not directly participate in the manufacturing process in any way. It is understood that any feedback from the PIP shall be routed to ARC through the individuals designated in the Notice provisions of this Agreement. Notwithstanding the foregoing, In case of major or urgent observation/s made by the PIP, the ARC will be notified immediately and shall respond accordingly.

ARTICLE 7:	REGULATORY

7.1. Records. During the Term of this Agreement and for such longer period as may be required by applicable law, rule or regulation, the ARC will retain such copies of the documentation as required by applicable law, rule or regulation. Promptly after the performance of the Services with respect to each Batch and Product, ARC shall provide MacroCure with the originals of the documentation concerning the Services provided hereunder, including without limitation records pertaining to all Batches produced for MacroCure hereunder. MacroCure shall provide the ARC with copies of the documentation mentioned above within a reasonable period of time after receipt of the originals unless otherwise provided by any applicable law, rule or regulation. Upon request of MacroCure, the ARC shall destroy all copies in its possession, provided, however that ARC shall be entitled to retain a copy for recordkeeping and evidentiary purposes.

7.2. Regulatory Approval Applications. MacroCure will be solely responsible, at its expense, for obtaining and maintaining Regulatory Approvals for the Product and the Batches. MacroCure will have the exclusive obligation and right to file, in its discretion, and in its own name, any Regulatory Approval Applications filed in connection with seeking Regulatory Approval of the Batches and/or Product. For avoidance of doubt, ARC shall be required, at its expense (except as expressly provided in this Agreement), to obtain and maintain all Regulatory Approvals required for the Registered Facility to comply with the requirements of the FDA, the Specifications and the Quality Agreement and shall be required to obtain and maintain all Regulatory Registrations and Approvals necessary in order for the Batches and Products to be manufactured according to cGMP, cGTP and cGCP.

7.3. Regulatory Assistance. Without derogating from the provisions of Section 7.2 above, with respect only to the Services, the ARC shall cooperate with MacroCure as reasonably requested by MacroCure in connection with obtaining Regulatory Approval and responding to any regulatory requests relating to the Services. For this purpose, the ARC shall attend any meeting with applicable Regulatory Authorities relating to the Services as reasonably requested by MacroCure and shall supply all information obtained during or resulting from the performance of the Services and required by the relevant Regulatory Authorities in connection with the contract manufacturing by ARC of the Batches and/or Products, and in connection with quality control performed by ARC in connection with the Batches and/or Products. ARC will provide the information obtained from the performance of Services when it is in regard to Services related to contract manufacture, quality control, materials management and quality management systems items or any other information related to the Batches and/or Product in connection with the Regulatory Approval Applications. The ARC will also provide any applicable Regulatory Authority with any documentation that may be required regarding the Registered Facility, training of production and QC staff, labeling, materials management, quality management system and documentation control.

7.4. Governmental Inquiries. Each Party will notify the other Party of any issues or other information of which it becomes aware that may affect the regulatory status of the Batches and/or Products or the ability of either Party to perform its obligations hereunder, including without limitation, any inquiries, notifications, or inspection activity of by any Regulatory Authority or other governmental agency with respect to the Batches and/or Products or a facility utilized in the development, manufacture, testing, packaging, storage, and shipment of the Batches hereunder (each, a “Regulatory Notice”). Each Party agrees to notify the other Party by the close of the first full business day after the day of the notifying Party’s first receipt of a Regulatory Notice. Each Party will: (a) furnish to the other Party with such notice a redacted copy of any report or correspondence issued by the Regulatory Authority or governmental agency in connection with such a visit or inquiry as soon as possible, and (b) not later than one (1) business day prior to the date to be provided to a Regulatory Authority or governmental agency, copies of any and all responses or explanations relating to items set forth above. Without derogating from the other provisions of Article 7, Macrocure’s representative shall be entitled to be present at any inspection activity of any Regulatory Authority.

7.5. Inspections by Regulatory Authorities. The ARC shall allow representatives of any Regulatory Authority or other governmental agency with jurisdiction over the manufacture and/or clinical testing of the Batches and/or Products to tour and inspect all facilities utilized by the ARC in the manufacture, testing, packaging, storage, and shipment of the Batches and/or Products under this Agreement and will cooperate with such representatives in every reasonable request. If any Regulatory Authority schedules an inspection of ARC facilities relating to the Batches and/or Products, ARC shall contact MacroCure immediately and inform MacroCure in writing within twenty-four (24) hours of receiving notification from the Regulatory Authority. If any Regulatory Authority initiates an unscheduled inspection of ARC’S facilities relating to the Batches, ARC shall contact MacroCure immediately, Without derogating from the other provisions of Article 7, Macrocure’s representative shall be entitled to be present at any inspection activity of any Regulatory Authority.

7.6. Inspection by MacroCure. Without derogating from the other provisions of this Section 7, upon twenty four (24) hours prior notice and during normal business hours, the ARC shall, during the Term of this Agreement, allow representatives of MacroCure (a) to tour and inspect all facilities and procedures utilized by the ARC for the performance of the Services under this Agreement and/or (b) to be present during the performance of the Services, (c) to handle the maintenance or replacement of the equipment included within the Materials as per section 4.4 above,, and (d) during any audits by any Regulatory Authority, and ARC shall ensure that it is able to accommodate MacroCure’s personnel. The inspection should be able to include real time observation of any stage in the production, testing, packaging, QA release, and shipment and all other related activities. During such inspection, the ARC shall provide access to its manufacturing, quality control and all other relevant documentation and records relating to the Batches and Products and shall cooperate with such representatives in a reasonable manner. Furthermore, and without derogating from any other inspection and/or audit rights of MacroCure under this Agreement, MacroCure may conduct a GMP, GCP and GTP compliance audit at the ARC Plant once prior to commencment of provision of the Services, and thereafter, once during each twelve (12) month period during the term of this Agreement, except for cause or to meet regulatory requirements, upon providing ARC with a minimum of ten (10) calendar days’ prior written notice. It is agreed that all inspections of the plant shall be conducted in a manner that will not impede the manufacture or shipping of the Batches and/or Products. Any results of the inspection shall be shared at the appropriate level through the appropriate individuals consistent with the Notice provisions of this Agreement.

7.7. Notification of Adverse Events. ARC shall participate in the management of a Corrective and Preventive Action System (“CAPA System”) and a customer compliance system. The ARC and MacroCure shall handle the notification of adverse events pursuant to MacroCure’s Specifications. ARC agrees to notify MacroCure promptly upon receipt from any entity of any complaint or Adverse Reaction Report relating to the Products and supply all information that is required to perform this action. MacroCure shall be solely responsible for paying or reimbursing all ARC costs incurred as a result of any recall of any Product, except to the extent such recall is due to the negligence or willful misconduct of the ARC or any non-compliance of ARC with the terms and conditions of this Agreement, including without limitation, any non compliance of the Batches and/or Products with the Procedures and/or Specifications. ARC shall be solely responsible for paying or reimbursing MacroCure all costs incurred as a result of any recall of any Product to the extent such recall is due to the negligence or willful misconduct of the ARC or non-compliance of ARC with the terms and conditions of this Agreement, including without limitation, any non compliance of the Batches and/or Products with the Procedures and/or Specifications. This notification process shall be more specifically delineated in the Quality Agreement.

If there is a suspected problem with a Product which may result from a blood unit, ARC will immediately supply to MacroCure the necessary information to investigate same.

ARTICLE 8:	COMPENSATION AND PERIODS

8.1. Fees. In consideration of the Services, MacroCure shall pay the ARC the fees as specified in Exhibit 1 attached hereto.

8.2 Test Period, Technology Transfer and Pilot Period.

The term “Test Period” shall mean the period commencing on the Effective Date and continuing until the Pilot Period, as such term is defined below, is successfuly completed. The Technology Transfer shall occur during the Test Period.

The term “Technology Transfer” shall mean the transferring of the technology related to the manufacturing of the Batches and/or Products from MacroCure to ARC including, but not limited to, individual ARC operator training for production process, QC testing, documentation review, product release, Materials specifications, product packaging and preparation for shipping, as well as media fill runs on the part of each operator to show that each such operator is capable of aseptic processing, as well as three (3) successfully completed production runs per each operator to be completed in the cleanroom environment.

The term “Pilot Period” shall mean the period commencing at the end of the successful completion of the Technology Transfer, up to the qualification that clinical manufacturing can occur, and the completion of manufacturing of up to 4 Non-Clinical Batches and delivery of Products manufactured from such Non-Clinical Batches to the relevant clinical site. The Pilot Period is intended to demonstrate that all systems are in place and fully functional.

MacroCure warrants and covenants to ARC that there will be no release or shipment to be adminstered to patients of the Non-Clinical Batches and/or Products resulting therefrom, except for purposes of quality control testing, of Batches and/or Products and no use or involvement in any manner by clinical trial participants with the Batches and/or Products. At the end of the Test Period they shall be destroyed.

8.3. Fees Determination. The ARC warrants to MacroCure that all the fees were determined with true and fair view.

8.4. Invoices. The ARC shall invoice MacroCure at the end of each month for all amounts due under this Agreement with respect to Services provided during such month, except for the Monthly Fixed Payment which shall be invoiced at the beginning of each month, as specified in the Fee Schedule to this Agreement. The payment of the first invoice provided to MacroCure under this Agreement shall be made within ninety (90) days of receipt of a valid invoice from ARC for the amounts due under this Agreement. Subsequent Payments must be made by MacroCure within thirty (60) days of receipt of a valid invoice from the ARC for the amounts due under this Agreement with respect to the period covered under such invoice. All payments required hereunder will be made in United States dollars and payable to ARC by wire transfer at such bank in the United States as ARC specifies from time to time.

8.5. Records and Audits. During the Term of this Agreement, the ARC shall keep and maintain complete and accurate records (in accordance with Generally Accepted Accounting Principles (GAAP)), books of account, reports and other data in sufficient detail to permit MacroCure to confirm the accuracy of all payments due hereunder. MacroCure or its Representative shall have the right, upon reasonable notice to the ARC, during the Term of this Agreement and for three (3) years following the expiration, termination or cancellation hereof, to audit and inspect, or to have its designated auditor or representative audit and inspect, the ARC’s books, records and other materials with respect to compensation. If any audit or inspection reveals an error or irregularity in the compensation payable to the ARC hereunder, an appropriate adjustment shall be made promptly by the Parties. MacroCure shall pay for any audit or inspection; provided, the ARC shall reimburse ARC for all Third Party expenses incurred by the ARC in supporting the audit and inspection unless such audit discloses an over payment to ARC or other financial discrepancy of more than five percent (5%) in favor of ARC from the amount of total payments due for the period audited. In such case, ARC will bear the full cost of such audit.

ARTICLE 9:	INTELLECTUAL PROPERTY

9.1. License. MacroCure hereby grants to the ARC a nonexclusive, royalty-free, non-transferable, non-sublicensable license during the Term of this Agreement to use the MacroCure Backgrounds Rights and Improvements solely as necessary to manufacture the Batches and/or Products for the exclusive supply to MacroCure pursuant to the terms of this Agreement.

9.2. Title.

A. Backgrounds Rights. ARC shall retain all rights, title and interest in and to all of the ARC Background Rights. MacroCure shall retain all right, title and interest in and to all of the MacroCure Backgrounds Rights. The ARC agrees that, except as set forth in Section 9.1, it will not have any right, title or interest in or to the MacroCure Backgrounds Rights.

B. Improvements. The ARC shall promptly inform MacroCure in writing upon the discovery, production, conception, or reduction to practice of any Improvements. MacroCure shall own all right, title and interest in and to all Improvements.

C. Assignments. To the extent, if any, that the ARC or its personnel have rights in Improvements notwithstanding the provisions of this Section 9.2(B), the ARC hereby irrevocably assigns to MacroCure free of charge, and agrees that MacroCure shall be the sole and exclusive owner of, all right, title and interest in and to such MacroCure Improvements, including without limitation all patent, copyright, trademark, trade secret and other proprietary rights therein that may be secured in any place under laws now or hereafter in effect. Upon the request of MacroCure, the ARC shall sign and deliver and cause any of its employees and/or former employees to sign and deliver any assignments or other necessary documents and otherwise assist MacroCure to obtain, maintain, perfect or enforce any of MacroCure’s rights hereunder.

9.3. Use of Trademarks and Trade Names. Each Party recognizes that the name of the other party represents a valuable asset of such other Party and that substantial recognition and goodwill are associated with such trade name and such Party’s various trademarks. Each Party hereby agrees that neither it nor any of its Affiliates shall use the name, logo, or any other trademarks of any other Party except as provided in Sections 10.5 and 10.6 and Exhibit 2, provided written authorization from such other Party. Except as provided in Sections 10.5 and 10.6 and Exhibit 2, nothing in this Agreement constitutes a license entitling either Party to use the other Party’s name, logo or trademarks.

9.4. Agreements with Representatives. The ARC shall have valid and enforceable written agreements with all Representatives providing Services containing a nondisclosure obligation and assignment of inventions obligation comparable in scope and duration to Article 10 and giving the ARC all rights and authority necessary to effectuate the provisions of this Article 9. The ARC shall provide copies of these agreements to MacroCure upon MacroCure’s request.

ARTICLE 10:	CONFIDENTIALITY

10.1. Nondisclosure of Confidential Information. A Party (the “Receiving Party”) shall use the other party’s (the “Disclosing Party”) Confidential Information solely for the purpose of this Agreement and the transactions contemplated hereby and shall not disclose or disseminate any of the Disclossing Party’s Confidential Information to any third party at any time, except for disclosure to those of the Receiving Party’s Representatives, whose duties reasonably require them to have access to such Confidential Information, provided that such persons are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were parties hereto.

10.2. Exceptions. Confidential Information shall not include information: (a) which is or becomes generally available to the public other than a result of disclosure thereof by the Receiving Party; (b) which is lawfully received by the Receiving Party on a nonconfidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other person with respect to such information; (c) which by written evidence can be shown by the Receiving Party to have been independently developed by those of the Receiving Party’s employees having had no access to the Disclosing Party’s Confidential Information (which shall not include any Improvements, which shall be considered, notwithstanding this Section 10.2(c), Confidential Information of MacroCure.

10.3. Authorized Disclosures. A Receiving Party also may disclose Confidential Information of the disclosing Party to the extent required by a court or by Regulatory Authority, provided that the receiving Party (a) gives the Disclosing Party reasonable prior notice of the disclosure; (b) uses reasonable efforts to resist disclosing the Confidential Information; (c) cooperates with the Disclosing Party on request to obtain a protective order or otherwise limit the disclosure, and (d) discloses only that part of the Confidential Information required to be disclosed.

10.4. No Implied Rights. It is agreed that except to the extent expressly provided otherwise herein disclosure of Confidential Information hereunder shall not constitute any grant, option or license under any patent, technology or others rights in or to such Confidential Information.

10.5. Publication. Publications relating to the Services and/or Products shall be agreed by MacroCure before its disclosure. The Parties recognize the traditional freedom of scientists to publish and promptly present the results of their research. The Parties also recognize that patent and other proprietary rights can be jeopardized by public disclosure prior to the filing of suitable patent applications and without appropriate protections to protect other commercially valuable rights. Therefore, in an effort to preserve the proprietary rights of either or both the Parties, the Parties shall cooperate, and shall ensure that each of their Representatives performing Services under this Agreement cooperates, with the other Party in the preparation and publication of all scientific articles, abstracts and presentations relating to this Agreement, or any discoveries or inventions conceived, created or reduced to practice in the performance of this Agreement, once MacroCure has allowed publication. For avoidance of doubt, and notwithstanding anything to the contrary herein, no publication by ARC related to CureXcell or the Services shall made without the prior written consent of MacroCure (which may be withheld if the publication relates to the Services or information obtained in performance of the Services or as a result thereof). This obligation contemplates that, at a minimum, each Party shall have sixty (60) days in which to review the article, abstract or other material proposed for publication or presentation to assess whether it includes any confidential or any patentable information of such Party.

10.6. Confidentiality of the Agreement. Except as provided in Exhibit 2, each Party shall maintain the confidentiality of this Agreement and all provisions of this Agreement and, without the prior consent of the other Party but without derogating from MacroCure’s rights, neither Party shall make any press release or other public announcement or otherwise disclose this Agreement or any of its provisions to any third party (a) other than its Representatives provided that such persons are bound to maintain the confidentiality of the Agreement and (b) except for such disclosures as may be required by applicable law of by regulation, in which case the Disclosing Party shall provide the other Party with prompt advance notice of such disclosure so that the other party has the opportunity if it so desires to seek a protective order or other appropriate remedy.

ARTICLE 11:	REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1. Mutual Representation, Warranties and Covenants. Each Party hereby represents and warrants to the other Party that this Agreement is legal and valid and the obligations binding upon such Party are enforceable in accordance with their terms, and that the execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which such Party may be bound.

11.2. ARC Representation, Warranties and Covenants. The ARC represents, warrants and covenants to MacroCure that:

(a) The ARC has the requisite experience, knowledge and expertise, suitable facilities and qualified personnel and the legal right to perform the Services hereunder in a sound, safe, lawful and workmanlike manner, in accordance with all cGMPs, cGTP and cGCP.

(b) The ARC will comply with all laws, ordinances, orders, rules, regulations and actions of the United States and of any state, county, township or municipal subdivision or other governmental agency which may now or hereafter be applicable to this Agreement, including but not limited to those pertaining to employee safety and health and environmental protection. The ARC shall obtain and maintain, at its expense, all necessary permits, licenses and other documentation required now or hereafter in order to perform the Services, including, without limitation, facility licenses, registrations, authorizations and approvals which are necessary to perform the Services in accordance with cGMP, cGTP, cGCP conditions, and to comply with such laws, ordinances, orders, rules, regulations and actions. The ARC shall furnish copies of same to MacroCure upon its request.

(c) Each Batch and Product produced pursuant to this Agreement shall:

-	comply with the Procedures;

-	comply with the Specifications, including without limitation, cGMP and cGTP compliant;

-	comply with the applicable Manufacturing Order; and

-	to the extent applicable, comply with the FD&C Act (i.e., not be adulterated or misbranded or otherwise of a nature that may not lawfully be introduced into United States interstate commerce) and any similar laws, rules and regulations of other applicable Regulatory Authorities.

-	be free and clear of any and all encumbrances, liens, or other third party claims including without limitation, claims of any subcontractors.

(d) The ARC and its facilities used to provide Services hereunder are registered with the FDA and have received all applicable FDA approvals as necessary to engage in the manufacture of Cell Therapy products, including without limitation, the manufacturing of the Batches and Products and shall be cGMP and cGTP compliant (including without limitation, in the event that any such FDA, cGMP or cGMP requirements change during the term of the Services).

(e) The ARC shall be liable for any acts or omissions of its employees, agents and subcontractors.

(f) The ARC shall only be entitled to subcontract its obligations to perform any part of the Services to any third party after receipt of Customer’s prior written approval. The performance of any part of this Agreement or any part of the Services by any subcontractor shall not derogate from the ARC’s responsibilities hereunder.

(g) ARC staff directly involved in the Project does not presently perform and shall not perform during the Term of this Agreement consulting or other services for a Third Party which would be competitive with MacroCure’s products or services, or those products or services in development by MacroCure.. ARC hereby undertakes that during the terms of this Agreement, ARC shall not utilize the same staff that was involved in MacroCure project for any competitive project. MacroCure agrees to provide a list of its competitors to ARC upon execution of this agreement. Without derogating from ARC’s responsibility under this Agreement, ARC agrees that all staff directly involved with the MacroCure project will execute an appropriate non-disclosure and assignment agreement that will prevent unauthorized disclosure or use of any Confidential Information of MacroCure,, including any Improvement and will require the staff member to assign the Improvement to ARC. The obligations of such non disclosure and assignment agreements shall continue for a customary period after termination of engagement of such staff member’s engagement with ARC.

(h) Neither ARC nor any of its subcontractors, agents nor any members of their respective staffs involved in providing the Services shall be, at the time of performance of any services: (a) disqualified or debarred by the FDA, or any other Regulatory Authority for any purpose pursuant to 21 U.S.C. § 335a or any foreign counterpart thereof; or (b) convicted under United States federal law or foreign counterpart thereof, for conduct relating to the development or approval, or otherwise relating to the regulation, manufacture, research or development of biological products.

(i) ARC is not under any obligation to any third party that would interfere with its rendering the Services to MacroCure or which would be inconsistent with any of its representations or obligations during the term of this Agreement.

(j) In performing any of its work or carrying out its obligations under this Agreement, ARC represents and warrants that it: (a) shall not infringe upon any United States or foreign copyright, patent, trademark, trade secret or other proprietary right, or misappropriate any trade secret of any third party in any manner; and (b) has neither assigned nor otherwise entered into any agreement by which it purports to assign or transfer any right, title or interest to any technology or intellectual property right that would conflict with its obligations under this Agreement.

ARTICLE 12:	INDEMNIFICATION AND INSURANCE

12.1. Indemnification by the ARC. Except to the extent otherwise limited in this Agreement. ARC agrees to defend, hold harmless, and indemnify MacroCure, its Affiliates, its directors, officers, employees, volunteers, agents and assigns (the “MacroCure Indemnitees”) from and against all liabilities, losses, claims, damages, demands, fines, penalties, costs, expenses (including but not limited to reasonable attorneys’ fees and court costs), assessments, amounts paid pursuant to a settlement entered into in accordance with the provisions of Section 12.3 below, and causes of action for bodily injury, death and property damage (collectively “ARC Liabilities”), that the MacroCure Indemnitees may incur, suffer, become liable for, or which may be asserted or claimed against the MacroCure Indemnitees solely as a result of:

(a) any breach or violation by MacroCure or its agents, assigns, contractors, directors, employees, officers, subcontractors, successors, or suppliers of the terms or provisions of this Agreement;

(b) loss or damage to the Batches, Products and/or Materials to the extent such loss or damage is caused by ARC’s negligence while performing obligations pursuant to this Agreement.

(c) an alleged failure to disclose material information relating to safety or performance of one (1) or more product(s) which result from the Services pursuant to this Agreement;

(d) an alleged claim that the conduct by ARC of the Services in accordance with this Agreement, or use of equipment, materials or information (other than that provided by Macrocure) in connection with this Agreement infringes, misappropriates or otherwise violates any third party’s patent(s), trademark(s), copyright(s), trade secret(s), moral right(s), proprietary information, confidential information or other proprietary right

However, in no instance shall ARC be responsible to the MacroCure Indemnitees for any ARC Liabilities to the extent caused by any wrongful or negligent act or omission of the MacroCure Indemnitees.

12.2. Indemnification by MacroCure. Except to the extent otherwise limited in this Agreement, MacroCure agrees to defend, indemnify and hold harmless the ARC, its governors, directors, officers, employees and agents (the ‘ARC Indemnitees’) from and against all liabilities, losses, claims, damages, demands, fines, penalties, costs, expenses (including but not limited to reasonable attorneys’ fees and court costs), assessments, amounts paid pursuant to a settlement entered into in accordance with Section 12.3 below, and causes of action of every kind (collectively the ‘MacroCure Liabilities’), which the ARC Indemnitees may incur, suffer, become liable for, or which may be asserted or claimed against the ARC Indemnitees, as a result of:

(a) any breach or violation by MacroCure or its agents, assigns, contractors, directors, employees, officers, subcontractors, successors, or suppliers of the terms or provisions of this Agreement;

(b) the utilization by MacroCure or by any Third Party of the Product(s) which may result from Services pursuant to this Agreement which complies with the represntations specified in Section 11.2(c) above;

(c) an alleged failure to disclose material information relating to safety or performance of one (1) or more product(s) which may result from the Services pursuant to this Agreement;

(d) unless otherwise expressly set forth in this Agreement, loss or damage to any of MacroCure’s or ARC’s property, real or personal, or that of its agents, assigns, contractors, directors, employees, governors, invitees, officers, subcontractors, successors, suppliers, or volunteers caused by MacroCure while performing obligations pursuant to this Agreement;

(e) an alleged claim that the conduct by ARC of the Services in accordance with this Agreement, or use of equipment, materials or information provided by MacroCure in connection with this Agreement infringes, misappropriates or otherwise violates any third party’s patent(s), trademark(s), copyright(s), trade secret(s), moral right(s), proprietary information, confidential information or other proprietary right

However, in no instance shall MacroCure be responsible to the ARC Indemnitees for any MacroCure Liabilities to the extent caused by any wrongful or negligent act or omission of the ARC Indemnitees.

12.3. Conditions to Indemnification. Any claim for indemnification by an indemnitee made upon an indemnitor under this Article 12 shall be conditioned upon: (a) the indemnitee providing notice to the indemnitor of any claim for indemnification (or facts likely to give rise to such claim) as soon as such indemnitee has become aware of such a claim or such facts; (b) the indemnitee permitting the indemnitor to assume full responsibility for the investigation of, preparation for, and defense of any claim for which indemnification is sought; (c) indemnitee assisting indemnitor, at indemnitor’s reasonable expense, in the investigation of, preparation for, and defense of, any claim; (d) Indemnitee not compromising or settling any such claim without indemnitor’s prior written consent. Notwithstanding anything to the contrary contained herein, the indemnitor shall have the right to settle any such claim without the consent of the indemnitee(s), if such settlement includes an unconditional release of the indemnitee from any liability. Nothing in this Agreement shall prevent any indemnitee from hiring its own counsel at its own expense, provided that such counsel shall only be entitled to monitor the actions of the counsel hired by the indemnitor in connection with the applicable proceedings and to advise such counsel but shall not be entitled to actually represent the indemnitee in the applicable proceedings, unless the indemnitee shall have waived its rights to indemnification under this Article 12 in connection with such proceedings.

12.4. Non-Exclusive Remedy. The indemnification provided in Sections 12.1 and 12.2, shall not be deemed exclusive of any other rights to which a Party may be entitled. The indemnifying party shall have the full right and opportunity to conduct the defense of any such action.

12.5. Insurance.

12.5.1 ARC Insurance. ARC shall maintain at its own cost and expense during the term of this Agreement and thereafter for not less than ***** the following insurance policies: (A) a Commercial General Liability policy including products and completed operations and Professional Liability (Errors and Omissions) coverage naming the MacroCure Indemnitees as additional insureds as their interests may appear (excluding the Professional Liability coverage) with respect to the work of ARC under this Agreement and the amount of the policy will be at least ***** combined single limit for each occurrence, and (B) Workers’ Compensation coverage with statutory limits for each jurisdiction where the Services provided by ARC under this Agreement are performed and an Employers’ Liability policy with at least the following limits, ***** per accident, ***** per disease and ***** disease (each employee).

12.5.2 MacroCure Insurance. MacroCure shall maintain at its own cost and expense during the term of this Agreement and thereafter for not less than one (1) year (except as otherwise indicated for the Products Liability insurance) the following insurance policies: (A) a Third Party Liability policy with ***** Limit of Liability including products and completed operations coverage naming the ARC Indemnitees as additional insureds as their interests may appear with respect to the work of MacroCure under this Agreement and the amount of the policy will be at least ***** combined single limit for each occurrence,; (B) at the time of enrollment of the first person in a clinical trial related to this Agreement a Clinical Trials Liability policy in an amount ***** per occurrence; (C) As of the date MacroCure first receives Regulatory Approval from the FDA for any product or service related to the Services, Products Liability coverage applicable to the manufacture and design of any product or solution of MacroCure and the design of the manufacturing process of any such product or solution, from or using the results of the Services in an amount not less than ***** and such coverage shall be maintained in place continuously for not less than ***** after the last date of distribution of any product or service related to the Services. The ARC Indemnitees will be listed as additional insured Parties as their interests may appear on MacroCure’s Third Party Liability, Clinical Trials liability and Products Liability policies.

12.5.3. Each Party shall, at its own expense, keep in force insurance in amounts as specified (as specified in Sections 12.5.1 and 12.5.2 above) and as required by U.S. statutes and with respect to the work and obligations of each Party under this Agreement, their respective insurance will be written as primary policy coverage and not contributing with, or in excess of any coverage which the other Party may carry and such insurance shall be and remain in full force and effect during the Term of the Agreement (and thereafter, as specified in Sections 12.5.1 and 12.5.2 above). In addition, the Parties agrees that its respective insurance shall bear a World Wide Coverage endorsement with no exclusion for claims brought in the United States and its coverage shall respond to claims brought in the courts of any nation. Each Party shall provide the other with certificates of insurance evidencing all of the above coverages and conditions (types and amounts) prior to the commencement of Services and renewal certificates promptly at expiration or non-renewal of the policies required herein, as long as the Agreement is in effect and such certificates shall provide that not less than thirty (30) days prior written notice will be furnished to the other Party for cancellation prior to the date of cancellation. After the termination of the Agreement MacroCure and ARC shall provide each other certificates of insurance upon request (for the periods specified in Sections 12.5.1 and 12.5.2) as evidence of its ongoing insurance obligations as set forth herein after the termination of this Agreement.

ARTICLE 13:	TERM AND TERMINATION

13.1. Term. The term of this Agreement shall commence upon the Effective Date and unless terminated earlier or extended pursuant to this Agreement shall expire twenty four (24) months thereafter (the “Initial Term”). Thereafter, MacroCure shall have the option to renew this Agreement for successive time periods of 6 months, 12 months, 18 months or 24 Months at MacroCure’s discretion (the “Renewal Term”). MacroCure will notify ARC by written notice sixty (60) days prior to the expiration of Initial Term (i.e. first twenty four (24) months) in the event that it shall have elected to renew the Agreement and the duration of the Renewal Term. The Initial Term together with any Renewal Term, the “Term”). Notwithstanding the foregoing, if a Clinical Trial is ongoing as of the date the Term would otherwise expire, the Term shall automatically be extended until the completion of such Clinical Trial.

13.2. Termination for Material Breach. Either Party may unilaterally terminate this Agreement by written notice to the other Party in the event that: (a) the other Party fails to fulfill any of its obligations under this Agreement and fails to cure such failure within thirty (30) days of receipt of written notice of such failure from the terminating Party; or (b) the other Party commits a material violation of any applicable law, rule or regulation in connection with its performance of its obligations under this Agreement and fails to cure such material violation within thirty (30) days of receipt of written notice of such violation from the terminating Party.

13.3. Additional Termination.

13.3.1 The Agreement may be terminated

(a)	without notice and compensation by the mutual written agreement of the Parties;

(b)	by MacroCure upon ten (10) days written notice if the FDA does not approve the Clinical Trial;

(c)	by MacroCure at anytime upon sixty (60) days written notice (“Termination for Convenience”).

13.3.2 The Agreement shall automatically terminate without compensation, unless the Party which has not caused or is not the subject of the event waives the termination, in the event:

(a)	a Party has filed a voluntary petition in bankruptcy, takes the benefit of any insolvency act, is dissolved or adjudicated a bankrupt; upon the entry of a decree or order by a court having jurisdiction approving a petition with respect to a Party seeking reorganization, arrangement, adjustment, or composition under any applicable federal or state bankruptcy, insolvency or similar law and such decree and order is not removed within thirty (30) days; upon the written admission by a Party of its inability to pay its debts generally as they become due; the taking of any corporate action by a Party in furtherance of any of the foregoing actions—each, effective immediately upon receipt of notice termination (provided, that if applicable, the thirty (30) days period referred to above has elapsed).

(b)	The appointment of receiver, liquidator, assignee, trustee, sequestrator or similar official for all or substantially all of the business or assets of a Party, which shall not have been removed within thirty (30) days, effective immediately upon receipt of notice termination following such thirty (30) days period. In the event that either Party enters into proceedings relating to bankruptcy, whether voluntary or involuntary, the Party that so enters into such proceedings must furnish the other Party, by certified mail, written notification of the bankruptcy. The notification must be furnished within five (5) business days of the initiation of the bankruptcy proceedings. Such notification must include the date on which the petition was filed, and a list of contracts for which final payments have not been made.

13.4 Termination Due to Regulations. If laws, rules, regulations or the acts of government or governmental agencies are issued or promulgated, which have the effect of precluding or limiting, temporarily, indefinitely or permanently the Services, or the performance of either party’s obligations under this Agreement, the provisions of this Agreement shall be deemed to be amended only to the extent necessary to conform to such laws, rules, regulations or acts, provided however, that if such laws, rules, regulations or acts would substantially and negatively change either Party’s rights or obligations under this Agreement, each Party shall have the right to terminate the Agreement upon ten (10) days written notice and without compensation. Notwithstanding the foregoing, the ARC shall not have the right to terminate this Agreement in the event of requirements of FDA or of other Regulatory Authorities in connection with the Approved Facility and/or New cGMP Standards, New cGTP Standards, or New cGCP Standards, in which event, the Parties shall follow the applicable terms and conditions of this Agreement relating thereto subject to an obligation on the part of the parties to renegotiate pricing provisions of this agreement if any changes in Regulations result in a material increase in ARC’s cost of complying with such Regulations in the provision of the Services under this Agreement.

13.5 Consequences of Termination.

(a) Except with respect to a termination by the ARC for MacroCure’s material breach pursuant to Section 13.2, the expiration or termination of this Agreement will not relieve the ARC from its obligation to deliver any Batches and/or Products ordered pursuant to a Manufacturing Order received prior to the effective date of such expiration or termination. Notwithstanding anything to the contrary, ARC shall be required to continue delivering Products under this Agreement for use in the Clinical Trial, if such delivery is required so that the health of the participants in the Clinical Trial is not compromised.

(b) Except with respect to a termination by MacroCure for the ARC’s material breach pursuant to Section 13.2, or by Macrocure in accordance with Section 13.3.2, MacroCure will pay the ARC for Services performed in accordance with this Agreement prior to the effective date of expiration or termination of this Agreement, or at the time when the breach occurred.

(c) Promptly after the expiration or termination of this Agreement for any reason, the Parties will return to each other all tangible manifestations of each other’s Confidential Information at that time in the possession of either Party, or, with the written permission of the other Party, destroy such items; provided that each Party may retain one (1) tangible manifestation of the other Party’s Confidential Information in its legal department for archival purposes. Promptly after the expiration or termination of this Agreement for any reason, the ARC will return, assign and transfer all Materials to MacroCure, provided that Macrocure shall be required to pay any shipping expenses relating to such transfer..

(d) Expiration or termination of this Agreement will not relieve either Party of any liability having accrued hereunder prior to the effective date of such expiration or termination.

(e) Upon expiration or termination of this Agreement, any agreements with subcontractors or any other third parties that have been entered into between the ARC and a third party for the purpose of the performance of this Agreement shall use its best efforts to ensure that it can assign such agreements to MacroCure, and upon MacroCure’s request, to assign such agreements to MacroCure to the extent possible under such agreements.

(f) Upon any termination of this Agreement, including without limitation, pursuant to Section 14.5 below, the ARC shall effect a smooth transition of the Services as soon as possible to an entity appointed by Macrocure and shall provide MacroCure and such appointed entity with all assistance required in order to obtain, in as soon as reasonably possible, FDA acceptance of the new manufacturing arrangements (preferably without the necessity of equivalency studies). Moreover, in the event of termination hereof by MacroCure pursuant to Sections 13.2 or 13.3,2 the ARC shall bear all costs and expenses associated with moving to a new facility and the qualification of such new facility, recommencing the FDA/Health Canada processes, and technology transfers etc.

(g) Upon Termination for Convenience by MacroCure (as defined above), MacroCure shall be required to continue making, on a monthly basis, the then applicable Monthly Fixed Payment until the end of the Initial Term (if notice of termination is provided during the Initial Term) or until the end of the Renewal Term (if notice of termination is provided during the Renewal Term) (the “Termination Fee”). Notwithstanding the foregoing, the Termination Fees shall be reduced by 50% in the event that Termination for Convenience occurs due to termination of the Clinical Trial or withdrawal of MacroCure from the Clinical Trial, as evidenced by MacroCure in writing (e.g. correspondence between MacroCure and the FDA according to which MacroCure has decided to withdraw from the Clinical Trial). Notwithstanding anything to the contrary, immediately upon receipt by ARC of notice of Termination for Convenience, ARC and MacroCure shall use best efforts to locate a client that will order services which require use of a clean room at the Approved Facility (the “Clean Room Client(s)”). In the event that ARC shall provide such services to the Clean Room Client(s), the amounts actually paid by such Clean Room Client to ARC for such clean room (similar to the Monthly Fixed Payments referred to in Exhibit A attached hereto), or the fee for the clean room that would have been paid according to fair market value, whichever is greater, shall be deducted from the Termination Fee.

13.6. Survival. Upon expiration or termination of this Agreement, the obligations of the Parties under Articles 1, 5, 10, and 12, Sections 4.3, 4.5, 4.6, 4.7, 7.1, 7.2, 7.3, 7.4, 7.5, 7.7, 8.4, 9.2, 9.3, 13.5, 14.1, 14.2, 14.4, 14.6, 14.10, 14.12 and 14.13, and any other section which by its nature is to survive, shall survive such expiration or termination.

ARTICLE 14:	MISCELLANEOUS

14.1. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York, without regard to its conflict of laws principles.

14.2. Dispute Resolution. The Parties shall make all reasonable efforts to amicably resolve any disputes arising out of or relating to this Agreement. All disputes between the Parties arising from or relating to this Agreement or the breach hereof that cannot otherwise be resolved informally shall be conclusively settled by binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”) in effect at the time the demand for arbitration is filed by the demanding party with the ICC, as supplemented by the further requirements of this Section.

Such arbitration shall be conducted by three (3) arbitrators, with each Party selecting one arbitrator within seven (7) days after the serving of a statement of claim by the claimant on the respondent, and the two (2) selected arbitrators selecting a mutually agreeable third arbitrator within fifteen (15) days thereafter from a list of qualified potential arbitrators provided by the ICC, or if such arbitrators are unable to select such third arbitrator within such time period, a third arbitrator appointed by the ICC promptly thereafter. The place of Arbitration shall be New York, New York, US in the English language and the award shall be rendered in the United States. The decision of the arbitrators shall be final and conclusive and shall be binding upon the Parties. By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies or to order any Party or Parties to request that a court modify or vacate any temporary or preliminary relief issued by that court, and to award damages for the failure of any Party to comply with the arbitral tribunal’s orders to that effect.

14.3. Counterparts. This Agreement may be executed in any number of counterparts and may be executed by facsimile. All counterparts shall collectively constitute one and the same Agreement.

14.4. Notices. In any case where any notice is required or permitted to be given hereunder, such notice shall be in writing and sent by overnight express or registered or certified mail (with return receipt requested) and shall be sent to the following address as the Party may designate from time to time in writing):

If to MacroCure

Mr. Mitchell Shirvan

MacroCure Ltd.

9 Bareket Street, Kiryat Matalon,

Petach Tikva 49205, Israel

Phone: +972 (3) 9235556 Fax: +972 (3) 9235558

Email: mitchell@macrocure.com

If to the ARC:

Madhup H. Kothari

Senior Director, Clinical Services

American Red Cross

Heritage and Northeast Divisions

700 Spring Garden Street

Philadelphia, PA 19123

Phone:   (800) 377-8985 x4258 (p)

Fax:       (215) 451-2500 (f)

Email:   mkothari@usa.redcross.org

14.5. Force Majeure. Neither Party shall be liable to the other for the failure to perform, or a delay in performing, its obligations under this Agreement by virtue of the occurrence of an event of Force Majeure. If any Force Majeure occurs which delays or renders impossible the performance of a Party’s obligations under this Agreement on the dates herein provided, such obligations shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Party in writing as soon as practicable, but in no event more than fifteen (15) days after the occurrence of such Force Majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Party who fails because of Force Majeure to perform its obligations hereunder shall upon the cessation of the Force Majeure take all reasonable steps within its power to resume with the least possible delay compliance with its obligations. In the event a Force Majeure event affecting either Party hereunder continues for more than six (6) months the Party not subject to the Force Majeure event may terminate this Agreement upon written notice without further obligations.

Notwithstanding anything to the contrary, in the event that only the ARC is subject to the Force Majeure (e.g. fire in the Approved Plant) then ARC shall be required to immediately notify MacroCure of such Force Majeure, and provide MacroCure, within fourteen (14) days with a satisfactory plan according to which the manufacturing of the Batches and Products pursuant to this Agreement shall resume within thirty (30) days after the date of the initial notice of the Force Majeure provided by ARC to MacroCure. In the event that such Force Majeure continues for a period of more than thirty (30)) days, MacroCure shall be entitled to terminate this Agreement and the provisions of Section 13.5 (including without limitation, 13.5(e) shall apply).

14.6. Cumulative Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers.

MacroCure Ltd.

By:	/s/ Mitchell Shirvan
Mr Mitchell Shirvan Title: Chief Executive Officer
	Place and date:	July 11th, 2010

American Red Cross

By:	/s/ Brigid O’Neill-LaGier
Brigid O’Neill-LaGier Title: Chief Executive Officer
	Place and date:	July 13, 2010

EXHIBIT 1

FEES

The parties agree that the ARC shall be compensated for the Batches and Products as follows:

1.	Set up Fee for Clean Room

o	If Clean Room is certified meeting ISO Class 7 by MicroClean (or by another qualified entity) by August 7, 2010, MacroCure shall pay a single fixed Set Up Fee payment of ***** to ARC.

o	If Clean Room is certified meeting ISO Class 7 by MicroClean (or by another qualified entity) not by August 7, 2010 but by August 16, 2010, MacroCure shall pay a single fixed Set Up Fee payment of ***** to ARC.

o	If the Clean Room is so certified by August 7, 2010, or if it is so certified after August 7, 2010 but by August 16, 2010, the cost of the Technology Transfer shall be covered by the applicable Set Up Fee payment. If the Clean Room is not certified by August 16, 2010 the cost of the Technology Transfer shall be covered by the Monthly Fixed Payment.

2.	Monthly Fixed Payment

o	The monthly fixed payment from MacroCure to ARC for the Clean Room (the “Monthly Fixed Payment”) shall be *****. (To begin upon certification of the Clean Room by MicroClean (or other qualified entity) and continue for the period of the Initial term). This payment shall be prorated for any part month of Clean Room use.

o	The Monthly Fixed Payment shall be ***** per month for the Renewal Term.

o	For any month between month 18 and the end of the Initial Term or end of the Renewal Term, where no batches are being processed and Clean Room is not in use, a Dormant Fee of ***** will be charged in lieu of the Monthly Fixed Payment.

o	The relevant Monthly Fixed Payment shall be invoiced by ARC at the beginning of every month during the Term.

3.	Batch Fee

o	For each Batch manufactured in accordance with Procedures, which complies with the Specifications and the other applicable terms of this Agreement, the Single Batch Fee will be *****.

o	If exactly two Batches are manufactured approximately in parallel/at approximately the same time, the Double Batch Fee for both Batches manufactured in accordance with Procedures and which comply with the Specifications and the other applicable terms of this Agreement, will be ***** for both batches.

o	The price of the leukocytes and plasma required to manufacture a Batch ordered under the Supply Agreement, if sourced from ARC, shall be ***** per Batch, which shall be payable under the Supply Agreement. Such price shall be inclusive of the tests that are normally performed on whole blood units including, testing of the donated blood for blood-borne pathogens to include: anti-HCV; HBsAg; anti-HIV 1&2; anti-HTLV I&II; HCV; HIV; HBV; Syphilis, CMV, HBV core antigen. The complete schedule of such tests included in the ***** price per Batch shall be detailed in the Quality Agreement. In the event that the Parties agree that additional tests (which are not normally performed on whole blood units) shall be performed on the Batches (e.g. Complete Blood Count) pricing shall be the subject of good faith negotiations between the Parties and shall reflect the actual cost of such testing to ARC.

All Batch Fees will include corresponding MacroCure finished Products. The Single Batch Fees and the Double Batch Fees are exclusive of the WB-SL and plasma which are covered under separate agreement but are inclusive of the QC Assays listed below which are to be performed by ARC as part of the manufacturing of the Batches and Products.

o	There shall be no Single Batch Fee or Double Batch Fee for the Batch and/or Products manufactured as part of Technology Transfer. In addition, there shall be no payment by MacroCure for the first fifty (50) units of leukoctyes and plasma (including no payment for the relevant testing specified above) which are required to manufacture the Batches and/or Products manufactured as part of the Technology Transfer. ARC shall have the option of charging Macrocure for any leukoctyes and plasma (including no payment for the relevant testing specified above) which are required to manufacture the Batches and/or Products manufactured as part of the Technology Transfer above the first fifty (50) units manufactured as a part of the Technology Transfer. The price of such Products above 50 units manufactured as a part of the Technology Transfer shall be negotiated in good faith between the Parties, but shall in no event exceed the $150 per Batch fee.

o	In the event notwithstanding ARC’S diligent planning of the manufacturing schedule, the delivery times specified by Macrocure in the applicable Manufacturing Order requires ARC’s staff directly involved in the manufacturing of the Products to work during the time window commencing on 9:30pm of a certain day and ending 8 hours thereafter, then ARC shall be entitled to charge Macrocure for the additional hourly fees actually paid by ARC to such staff member (with no mark up), as documented by ARC.

List of QC Assays to be Performed by American Red Cross as part of the manufacturing of the Batches/Products (included in the Single Batch Fee and/or Double Batch Fee)

o	Gram Stain
o	Endotoxin
o	Viability of cells in CureXcell
o	Potency Assay (by flow cytometry)
o	Complete Blood Count including RBC, WBC and count, Automated white cell differential (using the MacroCure supplied hematology analyzer)- This test should be performed at 2 time points during the production, each time in triplicate:
?	For concentrated cell suspension
?	For Final product.

External Contracted QC Assays: sampling, coordinating and shipping by ARC to external contractor.
Cost of these analyses and transportation to be reimbursed by MacroCure.

o	Mycoplasma (by PCR)
o	Sterility Testing

EXHIBIT 2

PRESS RELEASE

LOGO American Red Cross

MacroCure signs an agreement with the American Red Cross Penn Jersey.

Philadelphia, (USA) -

) –

MacroCure Ltd., Israeli Biotechnology Company, and the American Red Cross Pennsylvania and New Jersey are pleased to announce the signature of an agreement concerning the GMP clinical batches production of MacroCure’s products in the United States.........[...]

About MacroCure

MacroCure is a leading biotechnology company developing next generation medicinal products for wound healing making a huge positive impact on the lives of patients with serious unmet clinical needs.

For further information:

CONTACT INFORMATION

SCHEDULE A
SERVICES

SCOPE OF THE NON-CLINICAL SERVICES:

Step 1: The request for blood:

The ARC shall use source leukocytes and plasma by the ARC in accordance with the Supply Agreement or similar materials from another qualified source to manufacture the Non-Clinical Batches.

Step 2: The manufacturing of the Non-Clinical Batches:

Upon MacroCure’s request, the ARC shall manufacture the Non-Clinical Batches in accordance with the Procedures and Specifications.

Step 3: The quality control of the non-clinical Batches:

The ARC shall verify that the Batches meet the Procedures and the Specifications and all relevant cGMP, cGTP and cGCP standards. If the ARC discovers that the Batch or Products does not meet the Procedures and/or Specifications and/or any relevant cGMP, cGTP and cGCP standards, then the ARC shall communicate this to MacroCure immediately after discovery thereof.

SCOPE OF THE CLINICAL SERVICES:

Step 1: The request for blood:

Upon receipt of a Manufacturing Order by the ARC, the ARC shall use blood supplied by the ARC in accordance with the Supply Agreement or shall use similar materials supplied by another qualified source to manufacture the clinical Batches requested by the Manufacturing Order. The ARC shall verify the compatibility and the compliance of such blood to the type of blood set forth in the Manufacturing Order.

Step 2: The manufacturing of the clinical Batches:

The ARC shall manufacture the clinical Batches in accordance with the Procedures, the Specifications and all relevant cGMP, cGTP and cGCP standards and the Manufacturing Order.

Step 3: The quality control of the clinical Batches:

The ARC shall verify that the clinical Batches meet the Manufacturing Order, the Procedures and the Specifications and all relevant cGMP, cGTP and cGCP standards. The results of the quality control shall be set forth in a release document set out in the Quality Agreement. If ARC discovers that a clinical Batch does not meet the Manufacturing Order, the Procedures and/or the Specifications and/or any relevant cGMP, cGTP and cGCP standards, then the discovering Party shall promptly communicate this to MacroCure. In the event any Batch is not in conformity with the Manufacturing Order, the Procedures or the Specifications and/or any relevant cGMP, cGTP and cGCP standards, the ARC shall remanufacture such Batch within the shortest time possible with coordination of MacroCure’s designated logistic coordinator, and shall supply the relevant Product to the designated clinical site within 5 days.

Step 4: The release of the clinical Batches:

Once the clinical Batches and the Products meet the quality control, the ARC shall release the clinical Batches and the Products resulting thereform in accordance with the Specifications and all applicable requirements of Regulatory Authorities. The Batches and Products resulting therefrom shall be released with the release document and any other appropriate documentation (previously approved and/or required by MacroCure), as early as possible but not later than three (3) hours after the completion of its manufacture. The quality control analysis required pursuant to Step 3 above shall also be completed during this 3 hour time period.

The clinical Batches and Products resulting therefrom shall only be released by those individuals within the ARC who are qualified to release the Batches according to the applicable Regulatory Authorities

Step 5: The shipment/delivery to Investigation Centers:

All such Products shall be delivered to the Courier for delivery to Investigation Center set forth in the Manufacturing Order FOB Origin. MacroCure shall designate the carrier company(s) and ARC shall transfer each Product to the carrier company(s) selected by MacroCure for delivery to the Investigation Center set forth in the Clinician Prescription. MacroCure shall be responsible for the shipping costs and all risk of loss to the Product from the time picked up by the MacroCure designated carrier. ARC will assist, with the coordination of transportation from the Approved Facility to the carrier

Step 6: The follow-up and traceability:

To be as set forth in the Quality Agreement

For each Batch/Product manufactured by the ARC hereunder, the ARC shall provide MacroCure by fax with a document set forth in the Quality Agremeent, showing the performance of each step of the Services set forth above. This provision of such document to MacroCure shall not relieve the ARC of any obligation hereunder or liabilities associated therewith, nor create any liability of ARC beyond what is specified in this Agreement.